Exhibit 3.1
                           ARTICLES OF INCORPORATION
                                       OF
                          SOUTHWEST OLIVE GROWERS, INC.


                                    ARTICLE I

NAME:     The name of the corporation is:

                          SOUTHWEST OLIVE GROWERS, INC.


                                   ARTICLE II

OFFICE: Its registered office in the State of Arizona is located at 2920 N Swan Rd., Suite 207, Tucson, AZ 85712. This Corporation May maintain an office, or offices, in such other place within or without the State of Arizona as may be designated from time to time by the Board of Directors, or by the Bylaws of said Corporation.

                                   ARTICLE III

PURPOSE: The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                                   ARTICLE IV

AUTHORIZED   CAPITAL:   The  corporation  shall  have  the  authority  to  issue
100,000,000 shares of common stock, each share to have $0.001 par value and 10,000,000 shares of preferred stock with a par value of $.001 per share.

The corporation elects to qualify the common stock offered and issued as "Section 1244 stock", as such item is defined in the Internal Revenue Code and Regulations issued thereunder.


                                    ARTICLE V

STATUTORY AGENT: The name and address of the initial Statutory Agent for the corporation who agrees to accept service of process on behalf of the corporate entity is: Frank N. Anjakos, III, 2920 N. Swan Rd., Suite 207, Tucson, AZ 85712.

                                   ARTICLE VI

BOARD OF DIRECTORS: The initial Board of Directors shall consist of two (2) Directors. The persons who are to serve as Directors until the first annual meeting of shareholders or until their successor(s) are elected and qualified are:

1. Robert Feneziani, 2920 N. Swan Rd., Suite 206, Tucson, AZ 85712. 2. Marla Martins, 2920 N. Swan Rd., Suite 206, Tucson, AZ 85712.

The Board of Directors is expressly authorized to make, alter, or repeal the bylaws of this corporation or any article therein.

                                   ARTICLE VII

THE INCORPORATORS: The incorporators of this corporation consist of the following individuals whose names and addresses are listed below:

1. Robert Feneziani, 2920 N. Swan Rd., Suite 206, Tucson, AZ 85712. 2. Marla Martins, 2920 N. Swan Rd., Suite 206, Tucson, AZ 85712.

                                  ARTICLE VIII

FISCAL YEAR: The fiscal year of the corporation shall be from January 01 to December 31 of each year.

                                   ARTICLE IX

PRIVATE  PROPERTY:  The  private  property  of  the  incorporators,   directors,
officers, employees, or stockholders of the corporation shall be forever exempt from all corporate debts and obligations.

                                    ARTICLE X

INDEMNIFICATION: The corporation shall indemnify any person who incurs expenses by reason of the fact that he or she is or was an officer, director, employee, or agent of the corporation. The indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

IN WITNESS WHEREOF, on behalf of SOUTHWEST OLIVE GROWERS, INC. we have set our hands this 6th day of May, 2004.

The signatures of all the Incorporators are affixed below:


By:    //ss// Robert Feneziani            By:    //ss//   Marla Martins.
     --------------------------------          --------------------------------
              Robert Feneziani                       Marla Martins





I, Frank N. Anjakos, III, having been designated to act as statutory agent, hereby consent to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.


____//ss//  Frank Anjakos_________
Statutory Agent